                                                      EXHIBIT 8
                                  UNGARETTI & HARRIS
                           3500 THREE FIRST NATIONAL PLAZA
                               CHICAGO, ILLINOIS 60602

April 2, 1998


CenterPoint Properties Trust
401 North Michigan Avenue
Suite 3000
Chicago, Illinois 60611

Ladies and Gentlemen:

You have requested our opinion as to whether CenterPoint Properties Trust, a Maryland real estate investment trust (the "Company"), is qualified to be taxed as a real estate investment trust ("REIT") under section 856 of the Internal Revenue Code of 1986, as amended (the "Code").

In this connection, we have examined:

a. the declaration of trust, by-laws and organizational documents of the Company;

b. the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on December 19, 1996 (File No. 333-18235), as amended by Post-Effective Amendment No. 1 filed with the Commission on October 15, 1997 and declared effective on October 23, 1997 (the "Registration Statement");

c. the Supplement dated April 2, 1998 for the offering of $100,000,000 aggregate principal amount of 6-3/4% Senior Notes due 2005 (the "Supplement"); and

d. such other documents as we have deemed relevant for the purpose of rendering the opinions set forth herein, including certifications as to certain matters of fact by a responsible officer of the Company (the "Officer's Certificate").

Based upon the foregoing, we are of the opinion that:

1. The Company is organized in conformity with the requirements for qualification as a REIT under the Code.

2. The Company has met the requirements to qualify as a REIT for its taxable years ending prior to the date hereof. If results of operations for its current taxable year and subsequent taxable years are in accordance with expectations set forth in the

CenterPoint Properties Trust
April 2, 1998
Page -2-

     Officer's Certificate, the Registration Statement and the Preferred Shares Supplement, the Company will continue to so qualify.

Our opinion as expressed herein is based upon the Code, applicable Treasury regulations adopted thereunder, reported judicial decisions and rulings of the Internal Revenue Service, all as of the date hereof. It should be noted that whether the Company will qualify as a REIT under the Code in the current taxable year and future taxable years will depend upon whether the Company continues to meet the various qualification tests imposed under the Code through actual annual operating results. We express no opinion as to whether the actual results of the Company's operations for any such taxable year will satisfy such requirements.

We consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,



Ungaretti & Harris